UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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EastGroup Properties, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

May 19, 2016

Dear Shareholders:

On May 13, 2016, Institutional Shareholder Services (“ISS”) provided a proxy analysis of EastGroup Properties, Inc. (the “Company” or “EastGroup”) and recommended that EastGroup’s shareholders vote against the advisory vote on executive compensation of named executive officers. As part of its research and findings that our pay and performance are misaligned, ISS listed three principal concerns:

•	The short-term and long-term incentive award determination process lacks transparency and incorporates a significant degree of discretion.

•	Equity awards to the outgoing CEO were immediately vested on grant.

•	The Company entered into a severance agreement with the new CEO which provides for excise tax gross-up payments.
While the severance agreement to which ISS refers is similar to the agreement that has been given to each named executive officer since 2003, the Company and each executive officer agreed to modify the severance agreements. On May 18, 2016 the Company filed a Current Report on Form 8-K disclosing that the severance and change-in-control agreements for each of the executive officers had been amended to remove the excise tax gross-up provisions. ISS updated its proxy analysis in light of this new information and to correct erroneous information regarding the Company’s Lead Independent Director but otherwise did not change their recommendation with respect to the say-on-pay vote.

We respectfully and strongly do not agree with the conclusions of ISS. We believe that ISS did not give sufficient consideration to:

•
EastGroup’s strong “Say-on-Pay” shareholder support over the past five years, with more than 94% of the votes cast in favor of the resolution each year and for those years our pay plan has remained consistent.

•	EastGroup’s low general and administrative costs (“G&A”) compared to our most direct peers in the industrial REIT sector.

•
CEO total compensation decreased 22%, and the long-term equity compensation (which is based on total shareholder return) decreased 38%, showing strong alignment with performance even though our program does have a discretionary

May 19, 2016

evaluation. As described below under “Incentive Plan”, the Compensation Committee has reduced awards in situations in which the Company did not meet pre-set goals.

EastGroup consistently has low G&A costs. In 2015, we disclosed that G&A costs would be higher than previous years due to accelerated vesting for the retiring CEO and for the various costs associated with the CEO succession ($2.5 million, $0.08 per share). Even with these additional costs we were second lowest among our REIT peers in each of the past three years.

	G&A/Revenues
	2015	2014	2013

Duke Realty Corporation	6.51%	4.67%	5.14%
EastGroup Properties, Inc.	6.61%	5.88%	5.66%
First Industrial Realty Trust, Inc.	7.06%	6.79%	7.57%
Monmouth Real Estate Investment Corp.	7.66%	7.94%	7.51%
DCT Industrial Trust Inc.	8.23%	7.50%	8.23%
Prologis, Inc.	10.04%	16.05%	13.60%
STAG Industrial, Inc.	14.18%	14.85%	14.41%
Terreno Realty Corporation	14.68%	15.65%	17.93%
Rexford Industrial Realty, Inc.	15.61%	18.97%	N/A

(per KeyBanc report)

Without the additional costs relative to the CEO succession, 2015 G&A costs would have been $12.6 million (5.4% of revenues). In 2016, we project G&A costs to be below 6% of revenues.

Incentive Plan

On June 2, 2015, the Company filed a Current Report on Form 8-K disclosing that the Compensation Committee established the Company's 2015 short-term and long-term incentive plan performance goals for the executive officers of the Company. The Form 8-K included the threshold, target and maximum for each of those potential awards, which limits the awards and provides a defined framework.

The Proxy Statement discusses 2015 target compensation for each executive officer on page 14, however we did not repeat the threshold, target and maximum information from the earlier Form 8-K. The Proxy Statement also includes our actual results for 2015 compared to the internal guideline or budget established by the Compensation Committee.

Specifically, the Company’s short-term incentive plan is described on pages 15 and 16 of the 2016 Proxy Statement. The Compensation Committee has final say on the amount of the awards but takes into account many performance goals. The major goal is the increase in FFO per share, and the actual results for 2015, a record for the Company, were at the high end of the

May 19, 2016

performance goal range. Many other operating metrics were very good but the Committee was concerned about total shareholder return for the year and only awarded 115% of target award.

Additionally, the Company’s long-term incentive plan (LTIP) is discussed on pages 16 and 17 of the Proxy Statement. Again the Compensation Committee has final say on the amount of the awards but relies on three indices for a 5-year period and the one-year total return. The Company’s performance exceeded one index, was slightly below another index and below the third index. The one-year total return to shareholders was below the target. The Committee determined that overall our total shareholder return performance fell short of target and, as a result, approved equity awards that contained a value of 80% of the target award.

The Compensation Committee believes the awards are strongly performance based by awarding for better performance on operating goals and awarding less than target on total shareholder return goals.

Retirement Arrangement with CEO

David Hoster retired at the end of 2015 and the Company accelerated vesting of his restricted stock awards. We believe that the shareholders benefited greatly from Mr. Hoster’s 32 years of service to the Company (including his service as CEO from 1997 until 2015). The Company’s total annual shareholder return for the 20 year period ended December 31, 2015 was 13.3%. The chart below compares East Group’s annual total shareholder return with that of several relevant indices.

	EastGroup Properties	NAREIT Equity	S & P 500	Russell 3000	NASDAQ
Annual total shareholder return for the 20 year period ended December 31, 2015	13.3%	10.9%	8.2%	8.0%	8.1%

Compensation Based on Performance Year

The Company provides a supplemental table that shows compensation for the year earned (see page 17 of the Proxy Statement).

As CEO, David Hoster’s compensation decreased 22.4% from 2014 to 2015 and the other executives’ compensation also decreased. Specifically, Mr. Hoster’s long-term equity award decreased 38% from 2014 to 2015 reflecting our declining stock performance for the periods measured.

The ISS report on pay for performance matched 2015 total shareholder return to 2014 incentive compensation and as a result, gives a misleading picture of our program and decisions made with respect to performance outcomes for the year in which correspond.

May 19, 2016

Total Shareholder Return

The Compensation Committee was disappointed in the Company’s negative 8.5% total shareholder return in 2015 and as a result the LTIP paid out 20% below target even though certain of the pre-set metrics were exceeded. We have discussed the impact of the drop in oil prices on our Houston properties and the retirement of our long-term CEO. As these issues are mitigated we expect the stock price to increase. In fact, through May 13, 2016, the Company’s 2016 total shareholder return was 15.2%. The Company continues to have good operating performance and achieved record FFO per share in 2015.

Please review the compensation disclosure in our Proxy Statement and the material in this letter carefully. We believe that you will conclude that the compensation of our named executive officers is reasonable and appropriate. We ask that you vote “FOR” the Advisory Vote on Executive Compensation (Proposal 3).

The EastGroup Properties, Inc. Compensation Committee

Hayden C. Eaves III, Chair
H.C. Bailey, Jr.
Fredric H. Gould

FORWARD-LOOKING STATEMENTS

Certain statements in this letter including those that address projected shareholder returns and G&A expenses for 2016 are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements. See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.